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Exhibit 10.7.

QUESTAR CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated effective January 1, 2005)

1.     PURPOSE

        The Supplemental Executive Retirement Plan is intended to enable Questar Corporation and its participating affiliates to attract and retain key management personnel by providing them with supplemental retirement benefits to compensate them for the limitations imposed by federal tax laws on benefits payable from the Questar Corporation Retirement Plan. This Plan is being amended effective January 1, 2005 to make a good-faith effort to comply with the requirements of the American Jobs Creation Act of 2004.

2.     DEFINITIONS

        The following terms, when used herein, shall have the meanings set forth below, unless a different meaning is plainly required by the context:

        "Board" means the Board of Directors of Questar Corporation or a successor company.

        "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

        "Committee" means the Management Performance Committee of the Company's Board.

        "Company" means Questar Corporation or any other organization controlling Questar Corporation or any successor organization.

        "Compensation" means an Employee's salary or wages and payments under incentive compensation plans paid by the Employer and includable in taxable income during the applicable Plan Year, but exclusive of any other forms of additional compensation such as the Employer's cost for any public or private employee benefit plan, any income recognized by the employee as a result of exercising stock options, moving expenses, the value of restricted stock granted after January 1, 2003, as signing or retention bonuses any dividends paid on such shares, any cash signing or retention bonuses, loan forgiveness, welfare benefits, and severance payments. An Employee's Compensation for any Plan Year shall include any Elective Deferrals of the Employee under the Company's Employee Investment Plan or other tax-qualified plans and any Compensation deferred under the Company's nonqualified plans. An Employee's Compensation also shall include the amount of any reduction in Compensation for a Plan Year agreed upon under one or more Compensation reduction agreements entered into pursuant to the Questar Corporation Cafeteria Plan and any pre-tax parking payments that are not includable in the gross income of any Employee by reason of Section 132 (f)(4) of the Code.

        "EIRP" means the Company's Executive Incentive Retirement Plan, as amended or restated from time to time.

        "Participant" means any officer or other highly compensated employee of the Company and/or its affiliates who has a vested right to receive benefits under the Company's Retirement Plan.

        "Participating Corporation" means any company that is affiliated with the Company and whose employees are covered by the Company's Retirement Plan or that is affiliated with the Company and receives an allocation of any Retirement Plan costs.

        "Plan" means the plan set forth in and created by this document.

        "Retired Participant" refers to a Participant who has satisfied the eligibility requirements set forth in Section 4 of this Plan and who is eligible to receive or who is receiving Supplemental Retirement Benefits pursuant to the terms of this Plan.

        "Retirement Plan" means the Company's Retirement Plan, as amended or restated from time to time, or any successor plan. If not otherwise defined, capitalized words or terms used in the Plan shall have the same definitions used in the Retirement Plan.

        "Supplemental Retirement Benefits" means retirement benefits payable to Retired Participant under the terms of the Plan calculated as set forth in Section 5 or Section 7.

3.     EFFECTIVE DATE

        The Plan is effective January 1, 1987. The Company's Equalization Benefit Plan was merged into the Plan effective May 19, 1998.

4.     PARTICIPATION IN THE PLAN AND ELIGIBILITY FOR BENEFITS

        Participation in the Plan shall be limited to Participants of the Company and Participating Corporations. To become eligible for Supplemental Retirement Benefits under the Plan, a Participant must have a vested right to receive benefits under the Retirement Plan. A Retired Participant cannot receive benefits under the Plan during any period that his monthly benefits from the Retirement Plan are suspended.

5.     SUPPLEMENTAL RETIREMENT BENEFITS

        A Participant who satisfies the eligibility requirements described above shall be eligible to receive Supplemental Retirement Benefits under the Plan. The first payment of Supplemental Retirement Benefits will be due on the first day of the month following retirement, and payments will continue on the first day of each month thereafter so long as the Retired Participant is alive or so long as his/her surviving spouse is entitled to receive monthly benefits under the Retirement Plan. (The Retired Participant's surviving spouse must have been married to the Participant at date of retirement.)

        The monthly Supplemental Retirement Benefit shall equal the monthly benefit that would have been payable to or on behalf of a Retired Participant under the Retirement Plan if the limitation on annual benefits imposed by Section 415 of the Code and if the limitation on annual compensation as defined in Section 401(a)(17) of the Code were not applicable, and if the Retired Participant had not voluntarily chosen to defer any compensation under the terms of Questar's nonqualified deferred compensation plans, less the monthly benefits payable from the Retirement Plan and the EIRP (if any).

        Except as provided in Section 7, the monthly Supplemental Retirement Benefit payable to or on behalf of the Retired Participant as determined herein shall be paid in the same form as such Retired Participant's benefits are payable under the Retirement Plan. Any monthly Supplemental Retirement Benefits payable to the Retired Participant's surviving spouse shall be reduced by the monthly benefits payable to such surviving spouse under the Retirement Plan and the EIRP (if any).

6.     LUMP SUM ELECTION

        A Participant has a one-time election to receive the present value of his Supplemental Retirement Benefit in a lump sum. If the Participant has not made the election prior to January 1, 2005, the Participant is required to make this election at least five years prior to retirement. The present value shall be calculated using a standard mortality table referred to as the "83 Group Annuity Mortality Table" and 80 percent of the six-month average rate for 30-year Treasury bond (prior to the Participant's retirement). When making this election, the Participant shall also indicate when the lump-sum payment shall be made and if it is to be made in more than one installment. The full amount of any lump-sum payment, together with credited interest, must be paid within five years of the Participant's retirement. Any deferred payouts of lump-sum payments shall be credited with interest calculated at a monthly rate using the appropriate 30-year Treasury bond quoted in the Wall Street Journal on the first business day of each month. (The appropriate 30-year Treasury bond shall be the bond that has one closest to maturity date (by month) preceding the date on which the interest is to be credited.) Any lump-sum payments that are not deferred shall be paid on the first business day of the month following the Participant's retirement date or as soon thereafter as is administratively practicable.

        If a Key Employee Participant fails to make an election on a timely basis prior to retirement, such Participant shall receive his Supplemental Retirement Benefit in one lump-sum payment six months after his separation from service. If any other Participant fails to make an election on a timely basis prior to retirement, the Participant shall receive his Retirement Benefit in one lump-sum payment within 30 days of retirement.

        A Participant may be a "Key Employee" as that term is defined in federal tax laws and, as such, is subject to the provisions of the American Jobs Creation Act. Pursuant to such provisions, such Key Employee Participant cannot receive a payment of his Supplemental Retirement Benefit that exceeds the present value of such benefit as of December 31, 2004, until six months following his separation from service. Any timely advance election made by a Key Employee Participant to receive a full or first installment payment of his Supplemental Retirement Benefit at retirement shall be deemed to be an election to receive a full or first installment of the present value of his Supplemental Retirement Benefit as of December 31, 2004, and an election to receive a full or first installment payment of the increase in his Supplemental Retirement Benefit after December 31, 2004, at the earliest possible date permitted under federal tax law. In the event that any portion of the Key Employee Participant's Supplemental Retirement Benefit is delayed to comply with the provisions of this paragraph, such portion shall be credited with interest as set forth above.

        In the event that the Key Employee Participant has made a timely election to receive payments of his Supplemental Retirement Benefit in two or more installments that begin at retirement, he shall receive a payment of the first installment at retirement to the extent that it represents the present value of such Supplemental Retirement Benefit as of December 31, 2004, and the remaining payment of the first installment six months following retirement. The second installment of the Supplemental Retirement Benefit shall be distributed one year after the payment at retirement.

        This rule does not apply to Supplemental Retirement Benefit payments that are made in the event of a Key Employee Participant's separation from service due to death or disability.

7.     FUNDING

        The Supplemental Retirement Benefits payable under the Plan shall be paid by the Company and Participating Corporations out of general assets. In its discretion, the Board may establish a trust fund or make other arrangements to assure payment of the Supplemental Retirement Benefits.

8.     ALLOCATION OF COSTS

        The cost of Supplemental Retirement Benefits paid to or on behalf of Retired Participants shall be allocated to and be the responsibility of the Company and Participating Corporations.

9.     ADMINISTRATION

        The Committee shall administer the Plan and may appoint an officer of the Company to assist the Committee with this responsibility. The Committee shall have the sole responsibility to interpret the Plan and to adopt such rules and regulations for carrying out the Plan as it may deem necessary. Decisions of the Committee shall be final and binding.

10.   AMENDMENT OR TERMINATION

        The Board may at any time amend, modify, or terminate this Plan; provided, however, that any Retired Participants or their surviving spouses receiving Supplemental Retirement Benefits under the Plan at the date of amendment or termination shall continue receiving such benefits as if such amendment or termination had not occurred and provided that any amendment, modification, or termination of the Plan shall not adversely affect the right of any Participant to receive benefits earned prior to such action.

11.   SUCCESSOR TO THE COMPANY

        The Company shall require any successor or assign, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, to assume and agree to pay any Supplemental Retirement Benefits in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

12.   CHANGE IN CONTROL AND LEGAL FEES

        The Company shall pay all legal fees and expenses that a Retired Participant or a Participant may reasonably incur as a result of the Company's contesting the validity or enforceability of such participant's right to receive benefits under the terms of this Plan following a "Change in Control" of the Company.

        In the event that a Change in Control of the Company occurs and a Participant's employment with the Company or its successor(s) terminates, the Participant shall receive a lump-sum payment of his Supplemental Retirement Benefits within 30 days of the Participant's termination. Such benefits shall be calculated as set forth in Section 6.

        A Change in Control of the Company shall be deemed to have occurred if (i) any Acquiring Person (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and U. S. Bank, National Association) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company's stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities; or (iv) the Company's stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to all required regulatory approvals, have been obtained and unless the Change in Control event satisfies the requirements for accelerated distributions set forth in Section 409A of the Code.

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QUESTAR CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (As Amended and Restated effective January 1, 2005)